KPMG LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
AssetMark Funds:

AssetMark Large Cap Growth Fund
AssetMark Large Cap Value Fund
AssetMark Small/Mid Cap Growth Fund
AssetMark Small/Mid Cap Value Fund
AssetMark International Equity Fund
AssetMark Real Estate Securities Fund
AssetMark Tax-Exempt Fixed Income Fund
AssetMark Core Plus Fixed Income Fund

We consent to the use of our report dated May 30, 2007, with respect to the statements of assets and liabilities of the AssetMark Funds as of March 31, 2007, and the related statements of operations, changes in net assets and the financial highlights for the year then ended, incorporated by reference herein, and to the references to our Firm under the headings “Financial Highlights” in Part A and “Independent “Registered Public” Accounting Firm in Part B of the Registration Statement.

/s/KPMG LLP

July 26, 2007